Exhibit 99.1

       DATASTREAM SYSTEMS, INC. REPORTS PRELIMINARY THIRD QUARTER RESULTS

     GREENVILLE, S.C.--(BUSINESS WIRE)--Oct. 27, 2004--Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the company's third quarter ended September 30, 2004. Results are preliminary pending the outcome of a review of its Chinese operations which, year to date, represent less than 1% of company revenues.
     Total revenues for the third quarter of 2004 increased 4% to $23.2 million compared with $22.4 million for the third quarter of the prior year. Total software license revenues increased 5% for the third quarter of 2004 to $6.5 million from $6.2 million in the third quarter of the prior year. Operating income for the third quarter of 2004 decreased 28% to $1.3 million compared with operating income of $1.8 million for the same period last year. Net income for the third quarter of 2004 decreased to $924,000 compared with net income of $1.2 million for the same period last year. Diluted earnings per share was $0.05 for the third quarter of 2004 compared to $0.06 for the same period last year.
     Sequentially, third quarter 2004 total revenues decreased 3% from second quarter 2004 revenues of $23.8 million. Third quarter 2004 software license revenues remained stable compared to second quarter 2004 software license revenues of $6.5 million. Operating income for the third quarter of 2004 decreased 43% from $2.3 million in the second quarter 2004. Net income for the third quarter 2004 decreased 38% from $1.5 million in the second quarter of 2004.
     Datastream 7i(TM) license revenue was $4.5 million in the third quarter of 2004, a 15% increase in Datastream 7i license revenue from the same quarter of 2003 and a 5% increase from the second quarter of 2004. For the third quarter 2004, Datastream 7i license revenue represented 69% of the company's license revenue mix, compared to 62% in the same quarter of 2003, and 66% in the second quarter of 2004. Datastream 7i license revenues for all periods compared include Datastream 7i, Datastream 7i Buy, and third party software sold in conjunction with Datastream 7i.
     Larry Blackwell, Datastream's chief executive officer, commented, "Because Datastream 7i drives our cash flow and earnings success, we are very encouraged by the continued growth and market acceptance of Datastream 7i."
     The company's cash and cash equivalents totaled $47.1 million at September 30, 2004, an increase of 11% from $42.5 million at September 30, 2003 and an increase of 2% from $46.4 million at June 30, 2004. Days Sales Outstanding, or DSOs, were at 64 days for the third quarter 2004, a decrease of three days from the third quarter of 2003 and flat compared to the second quarter of 2004. Net cash provided by operating activities for the third quarter 2004 was approximately $2.4 million, representing the 16th consecutive quarter of positive operating cash flow.
     In its last Form 10-Q Quarterly Report, the company reported that it had been contacted by Chinese government officials concerning potential tax liabilities. Subsequent to this filing, a former employee in the course of litigation made certain allegations regarding potential tax, revenue recognition and other issues principally related to China. Datastream's Audit Committee is investigating these allegations. Because of the time required to complete this review, the company may not be able to file its Form 10Q on November 9, 2004, the required date. Year to date, the Chinese subsidiary represents less than 1% of company revenues. Given the size of the Chinese subsidiary, the company does not believe that any findings from this review will be significant.

     Conference Call

     Datastream will host a conference call today at 9:00 a.m., EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-913-905-1085. The replay will be available from 11:00 a.m., EDT on October 27, 2004, until 11:59 p.m. EDT on October 29, 2004. The dial-in number for the replay is 1-888-203-1112 and the pass code is 902492. For international callers, the dial-in for the replay is 1-719-457-0820. Datastream's conference call will be accessible today via live audio Webcast at 9:00 a.m., EDT at http://www.datastream.net/company/investor.asp.

     About Datastream Systems, Inc.

     Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
     By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
     Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of the Company's strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; the results of an investigation of the Company's Chinese operations could vary from the financial results disclosed herein and the Company may not be able to timely file its Form 10-Q Quarterly Report if the Audit Committee cannot compete its review in time for the auditors to complete their necessary reviews; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.
     Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company"). All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


                          DATASTREAM SYSTEMS, INC. AND
                                  SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (unaudited)

                        Three Months Ended        Nine Months Ended
                          September 30,             September  30,
                         2004        2003         2004        2003
                      ----------- -----------  ----------- -----------

Revenues:

 Software product    $ 6,544,924 $ 6,210,698  $19,546,142 $19,003,979
 Services and
  support             16,652,391  16,178,367   50,568,736  49,557,877
                      ----------- -----------  ----------- -----------

Total revenues        23,197,315  22,389,065   70,114,878  68,561,856

Cost of revenues:

 Cost of software
     product             309,743     281,614    1,008,772     884,562
 Cost of services
   and support         7,401,631   7,208,993   21,535,133  22,318,130
                      ----------- -----------  ----------- -----------

Total cost of
 revenues              7,711,374   7,490,607   22,543,905  23,202,692
                      ----------- -----------  ----------- -----------

Gross profit          15,485,941  14,898,458   47,570,973  45,359,164

Operating expenses:
 Sales and marketing   6,917,596   7,005,412   21,567,886  22,231,766
 Research and
   development         3,545,703   3,360,052   10,453,600   9,250,362
 General and
  administrative       3,393,623   2,734,870    9,661,403   8,995,153
 Third party
 Sarbanes-Oxley
 related costs           289,583           0      335,538           0
                      ----------- -----------  ----------- -----------

Total operating
 expenses             14,146,505  13,100,334   42,018,427  40,477,281
                      ----------- -----------  ----------- -----------

Operating income       1,339,436   1,798,124    5,552,546   4,881,883
 Other income
  (loss), net            176,121      92,129      458,185  (1,104,175)
                      ----------- -----------  ----------- -----------

Income before income
 taxes                 1,515,557   1,890,253    6,010,731   3,777,708
 Income tax expense      591,067     661,589    2,235,029   1,338,844
                      ----------- -----------  ----------- -----------

Net income           $   924,490 $ 1,228,664  $ 3,775,702 $ 2,438,864
                      =========== ===========  =========== ===========

 Basic net income
   per share         $      0.05 $      0.06  $      0.19 $      0.12
                      =========== ===========  =========== ===========

 Diluted net income
   per share         $      0.05 $      0.06  $      0.19 $      0.12
                      =========== ===========  =========== ===========

 Basic weighted
  average number of
  common shares
  outstanding         19,931,573  20,225,325   20,051,681  20,109,414

 Diluted weighted
 average number of
 common shares
 outstanding          20,208,173  20,965,681   20,368,469  20,599,767



                    DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                                   (unaudited)

                                ASSETS
                                          September 30,  December 31,
                                              2004           2003

Cash and cash equivalents                $  47,123,614  $  44,874,599
Accounts receivable, net                    16,479,324     17,422,089
Unbilled revenue                             1,590,378      1,089,540
Other assets                                 4,808,162      4,758,283
                                          -------------  -------------
Total current assets                        70,001,478     68,144,511

Investment                                     536,592        501,983
Property and equipment, net                 11,559,426     11,238,830
Deferred income taxes, net                   2,444,956      4,049,011
Other intangible assets                         27,105        104,252
                                          -------------  -------------
Total assets                             $  84,569,557  $  84,038,587
                                          =============  =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                          September 30,   December 31,
                                               2004           2003

Unearned revenue                         $  17,797,187  $  16,842,539
Other current liabilities                   10,725,010     11,869,654
Stockholders' equity                        56,047,360     55,326,394
                                          -------------  -------------
Total liabilities and stockholders'
 equity                                  $  84,569,557  $  84,038,587
                                          =============  =============



                    DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)

                                                  Nine Months Ended
                                                     September 30,
                                                   2004        2003
                                               ----------- -----------
Cash flows from operating activities:
    Net income                                $ 3,775,702 $ 2,438,864

    Adjustments to reconcile net income to
     net cash provided by operating
     activities:
          Depreciation                          2,254,950   2,559,328
          Other operating activity
           adjustments                          1,979,606   4,615,699
                                               ----------- -----------
Net cash provided by operating activities       8,010,258   9,613,891

Net cash used in investing activities          (2,633,856) (3,083,936)

Net cash provided by (used in) financing
 activities                                    (2,781,963)  1,095,644

Foreign currency translation adjustment          (345,424)    103,067
                                               ----------- -----------

Net increase in cash and cash equivalents       2,249,015   7,728,666
Cash and cash equivalents at beginning of
 period                                        44,874,599  34,721,471
                                               ----------- -----------

Cash and cash equivalents at end of period    $47,123,614 $42,450,137
                                               =========== ===========


     CONTACT: SparkSource, Inc.
              Andy Murphy, 781-274-6061 x208
              investor@datastream.net